Exhibit 99.1

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FOURTH QUARTER AND FULL-YEAR 2012 FINANCIAL RESULTS

Fourth Quarter Leasing Volume of 624,900 Square Feet; Fourth Quarter FFO and AFFO per Share Up

20.0% and 17.9% Over 2011, Respectively

SAN DIEGO, Calif. – February 5, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust (REIT) that delivers optimal real estate solutions for the life science industry, today announced financial results for the fourth quarter and full-year ended December 31, 2012.

Fourth Quarter 2012 Highlights

•

Executed 30 leasing transactions during the quarter representing approximately 624,900 square feet, driving the total operating portfolio leased percentage on a weighted-average basis to approximately 92.1% at quarter end, comprised of:

•	13 new leases totaling approximately 256,600 square feet, highlighted by:

•	a lease expansion with Ironwood Pharmaceuticals, Inc. for 93,000 square feet at the company’s 301 Binney Street property in Cambridge, Massachusetts; and

•	a lease expansion with Regeneron Pharmaceuticals, Inc. for an additional approximately 80,500 square feet at The Landmark at Eastview campus in Tarrytown, New York.

•	17 lease renewals totaling approximately 368,300 square feet, highlighted by:

•	a lease extension with Ironwood Pharmaceuticals, Inc. for the balance of the approximately 210,300 square feet currently leased at the 301 Binney Street property through January 31, 2018; and

•	a lease extension with NuGen Technologies, Inc. for approximately 47,900 square feet at the company’s Industrial Road property in San Carlos, California.

•	Increased funds from operations (FFO) for the quarter by 20.0% to $0.36 per diluted share, as compared to $0.30 per diluted share in the fourth quarter of 2011.

•	Increased adjusted funds from operations (AFFO) for the quarter by 17.9% to $0.33 per diluted share, as compared to $0.28 per diluted share in the fourth quarter of 2011.

•	Increased same property net operating income on a cash basis for the period by 6.1% and the same property leased percentage increased by 5.7% as compared to the same period in 2011.

•

Generated total revenues for the quarter of $138.8 million, up 23.9% from $112.0 million in the same period in 2011 and the highest in the company’s history. Rental revenues for the quarter increased by 22.5% to $104.0 million from $84.9 million in the same period in 2011, the highest in the company’s history.

•	Reported net income available to common stockholders for the quarter of $4.5 million, or $0.03 per diluted share.

Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, commented, “We are very pleased to report another quarter and year of strong execution of our proven business model. In 2012, we continued to reap the benefits of strong life science industry trends. Leveraging this strength with the location and quality of our properties combined with the skill of our operating team has allowed us to make significant market share gains. In fact, we’ve increased our leased percentage by 1,000 basis points over the last nine quarters – bringing our total operating portfolio to over 92% leased. The cumulative effect of this sustained success helped us deliver a 20% increase in FFO per share in the fourth quarter of 2012.”

2012 Highlights

During the full year 2012, the company:

•

Executed 97 leasing transactions representing approximately 1.8 million square feet, driving year-over-year net absorption in same property portfolio of 570 basis points and increasing the total operating portfolio weighted-average leased percentage by 4.9% to 92.1% at year-end:

•	61 new leases totaling approximately 1.1 million square feet.

•	36 leases amended to extend their terms totaling approximately 703,200 square feet.

•

Including leasing activity in the fourth quarter of 2011, the company executed approximately 2.1 million square feet of gross leasing transactions, representing approximately 172% of its previously disclosed five-quarter goal of 1.2 million square feet.

•	Increased total revenues 18.3% to $518.2 million from $438.2 million in 2011 and rental revenues 19.2% to $392.6 million from $329.5 million in 2011.

•

Increased FFO excluding acquisition-related expenses, or core funds from operations (CFFO), for the year by 9.2% to $1.31 per diluted share, compared to $1.20 per diluted share in 2011. FFO, calculated in accordance with standards established by NAREIT, was $1.23 per diluted share.

•	Increased AFFO to $1.29 per diluted share for the year, as compared to $1.15 per diluted share in 2011, an increase of 12.2% per diluted share.

•	Reported a net loss available to common stockholders of $2.8 million, or $0.03 per diluted share. The loss includes acquisition-related expenses totaling $13.1 million.

•

Acquired six new properties for a total investment of approximately $436.4 million, increasing the company’s gross assets year-over-year by 11.4% to $5.4 billion at year-end. The properties were 93.3% leased at acquisition and comprise approximately 1.0 million rentable square feet.

According to Kent Griffin, President and Chief Operating Officer of BioMed Realty, “Our 2012 results were truly extraordinary and a testimony to our commitment to creating value from the ground up. In addition to the 1.8 million square feet of gross leasing, we identified and delivered $436 million of attractive new investments by leveraging our strong platform, industry expertise and valuable relationships. Individually and collectively, our 2012 investments allow us to capitalize on our core competencies – our expertise in life science real estate combined with a sound, sustained capital strategy – for the benefit of our stockholders. We are very excited about 2013 and the opportunities in front of us, as the result of the success and momentum delivered throughout all facets of our business in 2012.”

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Portfolio Update

During the quarter ended December 31, 2012, the company executed 30 leasing transactions representing approximately 624,900 square feet, comprised of 13 new leases totaling approximately 256,600 square feet and 17 lease renewals totaling approximately 368,300 square feet. Leasing activity for the quarter included a lease expansion and extension with Ironwood Pharmaceuticals, Inc. for 93,000 square feet at the company’s 301 Binney Street property in Cambridge, Massachusetts, bringing Ironwood’s total occupancy at the property to approximately 303,300 square feet, and a lease expansion with Regeneron Pharmaceuticals, Inc. for an additional approximately 80,500 square feet at The Landmark at Eastview campus in Tarrytown, New York.

During 2012, the company executed a total of 97 leasing transactions representing approximately 1.8 million square feet, including 61 new leases totaling approximately 1.1 million square feet and 36 leases amended to extend their terms totaling approximately 703,200 square feet. Including leasing activity in the fourth quarter of 2011, the company executed approximately 2.1 million square feet of gross leasing transactions, representing approximately 172% of its original five-quarter goal of 1.2 million square feet.

Same property net operating income on a cash basis increased for the period by 6.1% and the same property leased percentage increased by 5.7% for the quarter compared to the same period in 2011, primarily as a result of sustained leasing success and contractual rent escalations.

The total operating portfolio was approximately 92.1% leased on a weighted-average basis as of December 31, 2012, an increase of 4.9% as compared to the same period last year. Since the third quarter of 2010, the company’s total operating portfolio leased percentage on a weighted-average basis has increased 10.0%.

For the full year 2012, the company acquired six new properties for a total estimated investment of approximately $436.4 million comprising approximately 1.0 million rentable square feet, which were 93.3% leased at acquisition on a weighted-average basis.

At December 31, 2012, the company’s total portfolio comprised approximately 13.1 million rentable square feet with an additional 4.0 million square feet of development potential.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a fourth quarter 2012 dividend of $0.235 per share of common stock, representing a 9.3% increase over the company’s third quarter 2012 dividend of $0.215 per share, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from October 16, 2012 through January 15, 2013. For the full year 2012, the company declared dividends totaling $0.88 per common share, representing a 10.0% increase over common stock dividends declared in 2011, and $1.84376 per Series A preferred share.

Earnings Guidance

The company’s updated 2013 guidance for net income per diluted share and FFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 168.0 million.

2013
(Low - High)
Projected net income per diluted share available to common stockholders	$0.06 - $0.14
Add:
Real estate depreciation and amortization	$1.34
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.04)
Projected FFO per diluted share	$1.36 - $1.44

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2013 FFO estimates do not reflect the impact of any future new investments (acquisitions or development) as the FFO impact of such investments may vary significantly based on the nature of these investments, timing and other factors. In addition, these projections reflect approximately $5.8 million ($0.03 per diluted share) in other revenue related to Merck’s 2012 lease termination at one of the company’s properties.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on Wednesday, February 6, 2013 to discuss the company’s financial results and operations for the quarter and year. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (877) 261-8990 (domestic) or (847) 619-6441 (international) with call ID number 34178179. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:30 p.m. Pacific Time on Wednesday, February 6, 2013 until midnight Pacific Time on Monday, February 11, 2013 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 34178179#.

About BioMed Realty Trust

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.1 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition  from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2012	December 31, 2011
ASSETS
Investments in real estate, net	$4,319,716	$3,950,246
Investments in unconsolidated partnerships	32,367	33,389
Cash and cash equivalents	19,976	16,411
Accounts receivable, net	4,507	5,141
Accrued straight-line rents, net	152,096	130,582
Deferred leasing costs, net	172,363	157,255
Other assets	133,454	135,521

Total assets	$4,834,479	$4,428,545

LIABILITIES AND EQUITY
Mortgage notes payable, net	$571,652	$587,844
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	894,177	645,581
Unsecured senior term loan	405,456	—
Unsecured line of credit	118,000	268,000
Accounts payable, accrued expenses and other liabilities	180,653	134,924

Total liabilities	2,349,938	1,816,349
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000 liquidation preference ($25.00 per share), 7,920,000 shares issued and outstanding at December 31, 2012 and December 31, 2011	191,469	191,469
Common stock, $.01 par value, 200,000,000 shares authorized, 154,327,818 and 154,101,482 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	1,543	1,541
Additional paid-in capital	2,781,849	2,773,994
Accumulated other comprehensive loss, net	(54,725)	(60,138)
Dividends in excess of earnings	(443,280)	(304,759)

Total stockholders’ equity	2,476,856	2,602,107
Noncontrolling interests	7,685	10,089

Total equity	2,484,541	2,612,196

Total liabilities and equity	$4,834,479	$4,428,545

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Revenues:
Rental	$103,978	$84,854	$392,628	$329,454
Tenant recoveries	31,638	26,098	120,793	101,965
Other revenue	3,155	1,006	4,746	6,781

Total revenues	138,771	111,958	518,167	438,200

Expenses:
Rental operations	39,502	31,899	152,219	128,146
Depreciation and amortization	52,963	36,670	196,844	142,319
General and administrative	10,608	9,169	38,025	30,966
Acquisition-related expenses	22	309	13,077	1,099

Total expenses	103,095	78,047	400,165	302,530

Income from operations	35,676	33,911	118,002	135,670
Equity in net loss of unconsolidated partnerships	(379)	(640)	(1,389)	(2,489)
Interest expense, net	(26,745)	(21,725)	(99,608)	(89,181)
Other (expense)/income	(292)	4,244	(872)	(1,760)

Income from continuing operations	8,260	15,790	16,133	42,240
Income/(loss) from discontinued operations	—	163	(4,370)	474

Net income	8,260	15,953	11,763	42,714
Net (income)/loss attributable to noncontrolling interests	(93)	(244)	62	(525)

Net income attributable to the company	8,167	15,709	11,825	42,189
Preferred stock dividends	(3,651)	(3,651)	(14,603)	(16,033)
Cost on redemption of preferred stock	—	—	—	(165)

Net income/(loss) available to common stockholders	$4,516	$12,058	$(2,778)	$25,991

Income/(loss) from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.03	$0.08	$—	$0.19

Income/(loss) from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$(0.03)	$—

Net income/(loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.03	$0.08	$(0.03)	$0.19

Weighted-average common shares outstanding:
Basic	152,790,669	140,909,345	152,752,086	132,625,915

Diluted	155,728,210	143,889,324	155,700,387	135,609,843

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and twelve months ended December 31, 2012 and 2011 was as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income/(loss) available to common stockholders	$4,516	$12,058	$(2,778)	$25,991
Adjustments:
Impairment loss	—	—	4,552	—
Gain on revaluation of acquired unconsolidated partnership	—	(4,679)	—	(4,679)
Noncontrolling interests in operating partnership	86	252	(54)	569
Depreciation and amortization – unconsolidated partnerships	323	826	1,291	3,636
Depreciation and amortization – consolidated entities	52,963	36,670	196,844	142,319
Depreciation and amortization – discontinued operations	—	92	92	362
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(30)	(27)	(112)	(104)

FFO available to common shares and units – basic	$57,858	$45,192	$199,835	$168,094
Interest expense on exchangeable senior notes	1,688	1,688	6,750	6,750

FFO available to common shares and units – diluted	$59,546	$46,880	$206,585	$174,844
Acquisition-related expenses	22	309	13,077	1,099

CFFO available to common shares and units – diluted	$59,568	$47,189	$219,662	$175,943

FFO per share – diluted	$0.36	$0.30	$1.23	$1.19

CFFO per share – diluted	$0.36	$0.30	$1.31	$1.20

Weighted-average common shares and units outstanding – diluted (1)	167,524,738	155,368,154	167,437,187	147,061,166

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and twelve months ended December 31, 2012 and 2011 was as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
CFFO – diluted	$59,568	$47,189	$219,662	$175,943
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(5,738)	(3,201)	(14,822)	(13,880)
Leasing commissions	(1,476)	(1,192)	(6,231)	(4,317)
Non-cash revenue adjustments	(3,876)	(4,000)	(7,870)	(14,041)
Non-cash debt adjustments	3,122	3,045	12,202	15,819
Non-cash equity compensation	2,860	2,029	11,530	7,583
Cost on redemption of preferred stock	—	—	—	165
Depreciation included in general and administrative expenses	510	387	1,890	1,600
Share of non-cash unconsolidated partnership adjustments	34	(10)	87	(35)

AFFO available to common shares and units	$55,004	$44,247	$216,448	$168,837

AFFO per share – diluted	$0.33	$0.28	$1.29	$1.15

Weighted-average common shares and units outstanding – diluted (1)	167,524,738	155,368,154	167,437,187	147,061,166

(1)	The three and twelve months ended December 31, 2012 include 10,259,496 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and twelve months ended December 31, 2011 include 10,017,858 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended December 31, 2012 and 2011 include 1,537,032 and 1,460,972 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The years ended December 31, 2012 and 2011 include 1,477,304 and 1,433,465 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, FFO excluding acquisition-related expenses, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and OP units because we consider them to be important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO, CFFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO, CFFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements and (c) leasing commissions.

Our computations may differ from the methodologies for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered alternatives to net income/(loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as indicators of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.